Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
	Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
	Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol:	COKE
October 20, 2004	Quoted:	The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2004 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $6.1 million or $.67 per share for the third quarter of 2004. These results compare to net income of $13.8 million or $1.53 per share in the third quarter of 2003. In the third quarter of 2003, the Company’s results reflected a net favorable adjustment to income tax expense of $4.6 million or $.51 per share.

The Company’s net sales declined by 1.3% in the third quarter of 2004 reflecting a 3.8% decline in bottle/can volume and an increase in average revenue per case of approximately 2.5%. Income from operations in the third quarter of 2004 decreased approximately 19%.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial results in the third quarter were weak, reflecting the impact of soft sales, especially in our immediate consumption business.” Large portions of the Company’s franchise territory experienced unseasonably cool weather in August and several tropical storms in September. The combination of adverse weather, higher fuel prices and less aggressive promotions by retailers has led to lower net sales in the recent quarter. The softness in the quarter was felt most in the Company’s higher margin immediate consumption business, which had been growing at approximately 2% through the first half of 2004, but was down nearly 5% in the third quarter. The Company continues to focus on reducing its debt through managing capital spending and an ongoing focus on working capital management. The combination of debt and capital lease liabilities at the end of the third quarter of 2004 was down by more than $80 million as compared to the end of the third quarter of 2003.

William B. Elmore, President and COO, said, “Our results in the third quarter were disappointing. Due to the high fixed cost nature of our business, a decline in sales directly impacts profit margins, especially when immediate consumption sales are down.” Despite the soft sales environment, the Company’s diet carbonated soft drink portfolio continued to grow, up 4% in the third quarter. PowerAde was also up, growing 19% in the third quarter. Operating expenses increased approximately 1%, reflecting increases in wage rates, benefit costs and fuel prices which were partially offset by a combination of productivity improvements and reductions in other expenses.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: reducing debt through managing capital spending and an ongoing focus on working capital management. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; higher than expected fuel prices; unfavorable interest rate fluctuations; adverse weather conditions; inability to increase selling prices to offset higher raw material costs; terrorist attacks, war or other civil disturbances; changes in financial markets and significant changes in the Company’s public debt ratings. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 33 and 34 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2004	2003	2004	2003
Net sales	$321,336	$325,637	$937,774	$919,002
Cost of sales, excluding depreciation expense shown below	169,938	168,949	485,174	474,663

Gross margin	151,398	156,688	452,600	444,339
Selling, delivery and administrative expenses, excluding depreciation expense shown below	109,646	108,329	328,140	316,785
Depreciation expense	17,795	18,956	53,108	57,253
Amortization of intangibles	766	846	2,356	2,311

Income from operations	23,191	28,557	68,996	67,990

Interest expense	10,838	10,414	31,822	31,701
Minority interest	1,346	1,432	3,444	2,690

Income before income taxes	11,007	16,711	33,730	33,599
Income taxes	4,899	2,865	14,204	6,446

Net income	$6,108	$13,846	$19,526	$27,153

Basic net income per share	$.67	$1.53	$2.15	$3.00

Diluted net income per share	$.67	$1.53	$2.15	$3.00

Weighted average number of common shares outstanding	9,063	9,043	9,063	9,043

Weighted average number of common shares outstanding – assuming dilution	9,063	9,043	9,063	9,043